UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2012

REMEC LIQUIDATING TRUST

(Exact name of registrant as specified in its charter)

California	1-16541	27-6929969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10636 Scripps Summit Court, Suite 143 San Diego, CA 92131

(Address of principal executive offices, with zip code)

(858) 259-4265

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 9, 2012, Richard A. Sackett, Trustee of the REMEC Liquidating Trust, as successor-in-interest to REMEC, Inc. (“REMEC” or the “Trust”) satisfied REMEC’s past and future obligations under certain worker’s compensation insurance policies and agreements between The Travelers Indemnity Company (“Travelers”) and REMEC, Inc., effective July 31, 2012. Travelers will continue to comply with its obligations to defend REMEC and pay REMEC’s worker’s compensation liabilities up to the applicable limits of liability under such insurance policies. As a result of this action, the letter of credit issued in favor of Travelers in the principal amount of four hundred fifty thousand dollars ($450,000) has been extinguished, and the collateralized money market account used by the Trust to secure this letter of credit has been liquidated to the Trust’s operating cash account and reclassified from restricted cash to cash and cash equivalents.

With the satisfaction of REMEC’s worker’s compensation obligations to Traveler’s, and the extinguishment of the letter of credit issued to Travelers, the Trustee anticipates that the final liquidating distribution to the Trust Beneficiaries, as former shareholders of REMEC, Inc. will be initiated by the end of September, 2012, after which the Trust anticipates paying all remaining Trust liabilities and terminating the Trust on or prior to November 30, 2012.

Further information and announcements on the timing of these events and the amount of the final liquidating distribution will be made when available and in advance of each event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMEC LIQUIDATING TRUST

Date: August 15, 2012	By:	/s/ Richard A. Sackett
Richard A. Sackett, Trustee

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